Prospectus Supplement No. 2	Filed pursuant to Rule 424(b)(3)
to Prospectus dated April 23, 2008	File No. 333-149015
HEALTH BENEFITS DIRECT CORPORATION
     This document supplements the prospectus, dated April 23, 2008, relating to offers and resales of up to 739,913 shares of our common stock, including 350,000 shares issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form SB-2 on Form S-1, as amended (File No. 333-149015). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
Appointment of Director
     On June 20, 2008, in accordance with our Bylaws, our board of directors approved an increase in the size of the board from ten to eleven members and appointed Anthony R. Verdi to serve as a director to fill the vacancy created by such increase.
     Mr. Verdi is currently our Chief Financial Officer, Chief Operating Officer and acting principal executive officer. Mr. Verdi will receive no additional compensation for his service as a director.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 23, 2008